EXHIBIT 99.1

Hi-Tech Pharmacal Reports Strong Sales and a Return to Profitability for the Fourth Fiscal Quarter 2008

AMITYVILLE, N.Y. - July 11, 2008 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and fiscal year ended April 30, 2008.

Fourth Quarter Results
For the three months ended April 30, 2008, the Company reported net sales of $21.0 million, an increase of 57% from $13.3 million for the same period last year.

During the quarter ended April 30, 2008, net sales of generic pharmaceutical products were $17.0 million, an increase of 52% compared to $11.2 million for the same fiscal 2007 period. Included in these sales are $2.9 million of sales from Midlothian Laboratories which Hi-Tech acquired in December 2007. Sales of newly launched products fluticasone nasal spray, hydrocodone with homatropine syrup as well as increased sales of promethazine products led to the gain.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, increased 100% to $3.9 million for the three months ended April 30, 2008 compared to $1.9 million for the same fiscal period in the prior year. Sales of Diabetic Tussin® and the launch of Zostrix® Neuropathy cream led to the strong results.

The Company reported quarterly net income of $0.3 million or $.02 per fully diluted share compared to a net loss of $2.2 million or $.19 for the previous year.

Fiscal Year Results
For the year ended April 30, 2008, the Company reported net sales of $62.0 million, an increase of 5% from net sales of $58.9 million for the year ended April 30, 2007.

Generic pharmaceutical product sales were $50.5 million compared to $46.4 million for the years ended April 30, 2008 and 2007, respectively, an increase of 9%. Included in generic sales are $4.2 million of sales from the Midlothian Laboratories division which was acquired in December 2007. The sales increase was due to the acquisition of the assets of Midlothian as well as new launches including ciclopirox topical solution, fluticasone nasal spray, hydrocodone with homatropine syrup, and ofloxacin otic solution. These increases were offset by sales declines of cough and flu products and urea based products.

Net sales for the Health Care Products division were essentially unchanged at $10.8 million for both periods. Decreases in sales of Diabetic Tussin® related to the discontinuation of Children’s Diabetic Tussin® were offset by increases in sales of Multibetic® and the newly launched Zostrix® Neuropathy cream product.

Sales of Naprelan® declined to $0.7 million from $1.7 million for the fiscal years ended April 30, 2008 and 2007, respectively. Hi-Tech divested Naprelan® in April, 2007, and therefore all sales in the current period were part of that transaction.

Cost of sales as a percentage of sales increased to 65% for the twelve months ending April 30, 2008 from 61% for Fiscal 2007. The increase in cost of sales as a percentage of net sales is due to decreased unit sales of higher margin branded products, increased unit sales of lower margin products and pricing pressure which lowered margins on several generic products. Additionally, raw material and component prices have increased due to the price of oil increasing the costs for plastic bottles, increases in the price of corn and other sweeteners, and the decline of the U.S. dollar which resulted in price increases from certain foreign raw material suppliers. These trends were partially offset by the acquisition of the assets of Midlothian Laboratories, since, on average, this division has higher gross margins than Hi-Tech’s core generic business.

Selling, general and administrative (SG&A) expenses decreased to $22.6 million in Fiscal 2008 from $23.9 million in Fiscal 2007 due to lower legal expenses and cost reduction efforts by management.

Research & Development expenses increased to $6.2 million in fiscal 2008, from $4.7 million for Fiscal 2007, due to increased spending on external development projects including projects which require clinical trials and patent challenges being developed with another company.

The Company reported a net loss of $5.1 million or $.45 per fully diluted share for the year ended April 30, 2008 compared to a net loss of $2.0 million or $0.17 per fully diluted share for the year ended April 30, 2007.

David Seltzer, President and CEO, commented: “Fiscal 2008 ended on a very strong note with very strong sales in the fourth quarter. Newly launched products including hydrocodone with homatropine syrup and fluticasone nasal spray lead to this growth and should be strong components of next year’s growth. Additionally, we were very pleased with the sales of Midlothian Laboratories which has been a successful acquisition. As we look forward to next year and the launch of dorzolamide with timolol ophthalmic solution, we see strong growth for our Company.”

Hi-Tech currently has twelve products awaiting approval at the FDA, targeting brand and generic sales of over $0.5 billion. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a results of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Twelve Months		Three Months
	4/30/2008	4/30/2007	4/30/2008	4/30/2007
Net sales	$62,017,000	$58,898,000	$20,970,000	$13,334,000
Cost of goods sold	40,505,000	35,704,000	12,243,000	9,946,000

Gross profit	21,512,000	23,194,000	8,727,000	3,388,000

Selling, general, administrative expenses	22,625,000	23,914,000	5,501,000	5,949,000
Research & product development costs	6,208,000	4,733,000	1,981,000	1,293,000
Contract research (income)	-	(123,000)	-	(75,000)
Interest expense	27,000	18,000	10,000	5,000
Interest (income) and other	(480,000)	(1,314,000)	361,000	(48,000)
Total	28,380,000	27,228,000	7,853,000	7,124,000

Income before income taxes	(6,868,000)	(4,034,000)	874,000	(3,736,000)
Provision for income taxes	(1,770,000)	(1,998,000)	597,000	(1,524,000)

Net income	$(5,098,000)	$(2,036,000)	$277,000	$(2,212,000)

Basic net earnings per common share	(.45)	(.17)	.02	(.19)
Diluted net earnings per common share	(.45)	(.17)	.02	(.19)
Weighted average common shares outstanding- basic	11,353,000	11,884,000	11,424,000	11,478,000
Effect of potential common shares	-	-	634,000	-
Weighted average common shares outstanding - diluted	11,353,000	11,884,000	12,058,000	11,478,000